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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2003 divine, inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-30043 (Commission File Number)	36-4301991 (IRS Employer Identification No.)
1301 N. Elston Avenue Chicago, Illinois 60622 (Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (773) 394-6600
N/A (Former name or former address, if changed since last report)

Item 5.    Other Events.

        On January 28, 2003, RoweCom Inc. ("RoweCom"), a wholly owned subsidiary of divine, inc. ("divine"), filed a lawsuit against divine in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division, in connection with RoweCom's pending bankruptcy. The suit alleges, in general, that divine fraudulently and wrongfully transferred funds from RoweCom to itself within the 12 months prior to the filing of RoweCom's Chapter 11 petition for bankruptcy on January 24, 2003. More specifically, RoweCom claims that upon its acquisition by divine, divine assumed responsibility for all RoweCom's liabilities and treated divine's payments of these liabilities as intercompany loans made by divine to RoweCom. RoweCom further alleges that divine knew prior to the assumption of these liabilities that RoweCom was experiencing financial difficulties such that it would unlikely be able to repay its obligations to divine. RoweCom claims that divine deepened its insolvency and later bankrupted RoweCom by fraudulently and wrongfully transferring funds from RoweCom to itself in repayment of RoweCom's intercompany loans from divine. RoweCom seeks avoidance of these transfers and recovery in the form of monetary damages.

        RoweCom also alleges that divine dominated and controlled RoweCom to the extent that the "corporate veil" between RoweCom and divine should be pierced, rendering divine, and possibly other affiliates of divine, jointly and severally responsible for repayment of all RoweCom's obligations, debts, and claims.

        divine disagrees with RoweCom's claims and intends to defend this suit as the bankruptcy and potential sale of RoweCom to EBSCO Industries, Inc. are pursued. As of the date hereof, divine is unable to predict the outcome of the suit and its ultimate effect, if any, on divine's financial condition.

        Separately, divine and RoweCom both have been named as defendants in various lawsuits brought in January 2003 by customers of RoweCom alleging breach of contract and fraud in connection with RoweCom's failure to deliver goods and services to those customers. divine and RoweCom intend to defend these claims. As of the date hereof, divine is unable to predict the outcome of these suits and their ultimate effect, if any, on divine's financial condition.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2003
divine, inc.
	By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

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  Item 5. Other Events.
SIGNATURE